EXHIBIT 99.1

PRESS RELEASE
For Immediate Release

Atlantic BancGroup, Inc. (NASDAQ: ATBC), announces second quarter financial information.

JACKSONVILLE BEACH, FLORIDA, July 19, 2007

Atlantic BancGroup, Inc., the parent company of Oceanside Bank, with four locations in the Jacksonville Beaches and East Jacksonville, Florida, announces second quarter 2007 financial results.

Atlantic BancGroup reports that it posted net income of $471,000 for the second quarter of 2007, compared to net income of $427,000 for the same period of 2006, an increase of $44,000 or 10.3%.

Fully diluted earnings per share in the second quarter of 2007 were $.38, compared to $.34 for the same period of 2006.

Consolidated total assets at June 30, 2007 reached $256.2 million, an increase of 11.3% over June 30, 2006. Consolidated deposits and consolidated net loans grew 13% and 8.7%, respectively, over the same period, with consolidated deposits at $207.4 million and consolidated net loans at $181.1 million at June 30, 2007.

Atlantic BancGroup, Inc. is a publicly traded bank holding company, trading on the NASDAQ Capital Market, symbol ATBC. Further information may be obtained by contacting David L. Young, EVP/CFO at 904-247-4092, #125.